CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 29, 2026, relating to the financial statements and financial highlights of Fortuna Hedged Bitcoin ETF, a series of Listed Funds Trust, which are included in Form N-CSR for the period ended February 28, 2026, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 29, 2026